Exhibit a(1)(ix)

To: Eligible Celestica Stock Option Exchange Holders

The purpose of this letter is to notify you that the expiration date of the option exchange offer has been extended from July 11th, 2005 at 5:01pm, EDT to July 12th, 2005, at 12:01am, EDT (extension of 7 hours). Your Letter of Transmittal (election form) must be received by Celestica prior to 12:01 a.m., EDT, on July 12, 2005 if you wish to tender your options for payment. Except for the extension of the expiration date, all other terms and conditions of the Offer remain as set forth in the Offer Statement as previously furnished to holders of the Options.

Any questions or concerns can be forwarded to your site HR contact which can be found on the Global HR Intranet site at:
http://clsdb01.ca-chq.celestica.com/global/comm/homepage/corp_hr_hp.nsf or alternatively you can contact Towers Perrin at:

Telephone: Canada, US: 877-480-3585
Mexico: 001-800-514-3585
All other geographies: + 44 870-161-6613
Fax: + 44 117-984-4622
E-mail: Canada, US & Mexico: celesticana@towers.com
All other geographies: celesticastock@towers.com